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                                                                EXHIBIT 10.61


                              EMPLOYMENT AGREEMENT

        This Employment Agreement is made and entered into as of this 26th day of April, 1999, by and between THE HARVEY ENTERTAINMENT COMPANY, a California corporation (the "Company"), and RONALD B. CUSHEY (the "Employee").

        Whereas, Company desires to engage the services of Employee, whose experience, knowledge and abilities are extremely valuable to Company, and Employee desires to enter the employ of Company,

Now, therefore, Company and Employee agree as follows:

        1.      Position and Duties; Reporting.

                (a) Company hereby employs Employee, and Employee hereby accepts employment, as Executive Vice President, Chief Financial Officer, and corporate Secretary of Company during the Term hereof as specified in Paragraph 6 below, with powers and duties consistent with such positions. Employee shall perform such additional, different and/or incidental duties, and accept the election or appointment to such other offices or positions, as designated by the Chairman and Chief Executive Officer of Company. Employee shall perform such duties and responsibilities incidental to his employment as may from time-to-time be requested by Company, consistent with Employee's position, stature and experience, and shall faithfully observe Company's policies and procedures consistent with the provisions hereof. Employee shall render his services at the Company's executive offices located in the Century City area of Los Angeles or such other location(s) in the greater Los Angeles area as may be designated by the Company, spending such time at the Company's executive offices and traveling on the business of the Company as the Company shall reasonably deem necessary. The provisions of this Paragraph 1(a) shall be subject to the terms of Paragraph 6 hereof. Employee shall report to the Chairman/CEO of the Company.

                (b) Employee shall devote his full working time to the promotion of Company's business and welfare, and as such his services in the entertainment industry shall be exclusive to Company hereunder during the Term. Notwithstanding any contrary provisions hereof, Employee may engage in other business activities with Company's prior


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        written consent provided the same shall not adversely affect the performance of Employee's services hereunder and provided further, during the Term hereunder, Employee shall not, directly or indirectly,
        (i) engage in any business for his own account which is competitive with the businesses of Company or Company's subsidiaries or affiliates (collectively, "Competitive Business") so long as Company or the Company's subsidiaries or affiliates (as the case may be) continue to engage in such business; (ii) enter the employ of, or render any services to, any person engaged in a Competitive Business; or (iii) become interested in a Competitive Business in any capacity including, without limitation, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant. In addition, during the Term and the one-year period following termination of his employment hereunder, Employee shall not, directly or indirectly (i) induce any customer or supplier of Company or Company's subsidiaries or affiliates to terminate its relationship with Company or Company's subsidiaries or affiliates (as the case may be), or (ii) solicit or induce any of Company's employees to terminate their employment with Company, or hire or cause any of the then current employees of Company to be hired by any other company (except companies controlled by Company). Notwithstanding anything to the contrary, without the consent of the Company Employee may acquire and/or retain, solely as an investment, and take customary actions to maintain and preserve Employee's ownership of:

                    (i) securities of any corporation which are registered under
                Sections 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and which are publicly traded, as long as Employee is not part of any control group of such corporation; and

                    (ii) any securities of a partnership, trust, corporation or other person, the ownership of income producing real estate or other passive investments, so long as Employee remains a passive investor in that entity and does not become part of any control group thereof (except in a passive capacity) and so long as such entity is not, directly or indirectly, in competition with the Company or its subsidiaries or affiliates.


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        2.      Compensation.

                (a) Annual Guaranteed Salary. During the term of his employment hereunder, Company shall pay to Employee a salary, in equal installments not less frequently than monthly, at the rate of $150,000 per year for the first year of the Term, $165,000 per year for the second year of the Term, and $180,000 per year for the third year of the Term provided, however, that such salary shall be increased to a level equivalent to $200,000 per year from and after the time that Company either (i) achieves in any consecutive period of twelve (12) complete calendar months, beginning at any time on or after the first day of Employee's employment hereunder, annual gross revenues in excess of $20,000,000; or
        (ii) closes an agreement with respect to that certain insurance backed motion picture financing proposal currently referred to as "Heartland Entertainment", and all parties thereto (including without limitation, Chase Securities, the insurance companies involved, all necessary equity investors, and a major (or acceptable mini-major such as New Line) U.S. theatrical distributor have executed binding and effective agreements.

                (b) Incentive Compensation. Employee shall be eligible for consideration to receive an annual bonus based on Company's performance, which bonus (if any) shall be determined by the Board of Directors in its sole discretion; however, the bonus shall be no less than the bonus to be paid to any other senior management executive of Company of similar stature or position as Employee.

                (c) Additional Bonus. Company shall pay Employee the sum of Ten Thousand Dollars ($10,000) upon execution of this agreement in consideration of Employee's services related to the recent infusion of new capital into the Company in connection with which Employee made a significant commitment of time and services.

        3.      Warrants and Stocks.

                (a) Warrants to Purchase Common Stock. On the effective date hereof, Employee shall be granted warrants ("Warrants") to purchase eighty thousand (80,000) shares of common stock no par value per share ("Common Stock"), of Company pursuant to the terms of the Warrant Agreement dated as of April 5, 1999, among the Company, Roger Burlage and the other signatories thereto (the "Warrant Agreement"). The Warrants granted to Employee shall consist equally of Series A Warrants, Series B Warrants and Series C


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        Warrants of Company. The Warrants shall vest as provided in Schedule I attached hereto.

                (b) Stock Options. Employee shall have the right to participate in stock option plans available to any other senior executive employee of Company of equal or lesser stature to Employee. With the exception of the number of options, such participation shall be on terms no less favorable than those provided to any other senior executive employee of comparable or lesser level to Employee in Company. Any such stock options granted hereunder shall vest if Employee is terminated other than for Cause. The time Employee has to exercise his options after termination shall be governed by the Company's stock option plan.

        4. Expenses. Company will reimburse or pay Employee for all usual, reasonable and necessary expenses paid or incurred by Employee in the performance of his duties hereunder, consistent with Company's expense reimbursement policies and subject to receipt by Company of appropriate documentary proof of all expenditures for which reimbursement is sought.

        5. Employee Benefits. Employee shall be entitled to participate to the full extent of the participation by any other senior executive employee of Company of comparable level or below to Employee in any profit-sharing, pension, vacation, health insurance, life insurance and disability or other plans, benefits or policies available to the senior executive employees of comparable level or below to Employee established by Company (in its sole and absolute discretion) from time to time and not duplicative of those provided herein.


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        6.      Term.

                (a) The period of Employee's employment by Company hereunder (the "Term") shall commence on the effective date hereof and shall terminate upon the first to occur of the following events: (i) three (3) years from the effective date as set forth in Paragraph 17 herein, (ii) the death of Employee, (iii) at the option of Company upon twenty (20) days prior written notice to Employee, in the event of the inability of Employee to perform his duties hereunder, whether by reason of injury, illness (physical or mental) or otherwise, for a period of four (4) consecutive months or six (6) months in the aggregate ("disability"), or
        (iv) the discharge of Employee for Cause. Cause shall mean, and be limited to, (x) acts of deliberate dishonesty constituting either the commission of a felony or the misappropriation of substantial corporate assets for personal benefit, (y) willful failure to observe or follow reasonable and explicit instructions or directives of Company, or (z) willful malfeasance or willful failure to act involving material nonfeasance, if in either case such malfeasance or nonfeasance would have a material adverse effect on Company.

        Company agrees to give written notice to Employee specifying the claimed Cause and, provided such Cause is curable, to permit Employee to correct the claimed Cause as soon as practical thereafter but no later than seven (7) business days after receipt of the applicable notice. However, in no event shall the occurrence of Cause within clause (x) of this Paragraph 6(a) be subject to cure. Upon the termination of Employee's employment pursuant to this Paragraph 6(a), Company shall have no further liability or obligation of any kind or nature whatsoever to Employee under this Agreement, except that any salary or other benefits accrued or earned by Employee to the date of termination but not paid shall be paid by Company to Employee or his estate, and Employee shall be entitled to such benefits, if any, under Sections 4 and 5 hereof to which he has become entitled prior to the date of his termination of employment.

        Notwithstanding the foregoing, by a date not earlier than seven (7) months nor later than six (6) months prior to the expiration of the Term, Employee will give Company written notice that the Term of his Agreement will expire on a specified date in such notice. If the Employee desires to discuss with Company an extension of this Agreement or a new agreement in substitution for this Agreement, Employee shall so advise Company, and thereafter Company shall have thirty (30) days to respond thereto; if Company elects to do so, Company and Employee will thereafter negotiate in good faith with respect thereto.


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        Nothing herein contained shall be deemed to obligate Employee or Company to enter into any extension or new agreement.

                (b) If, without Cause, Company without Employee's consent determines to remove Employee from the office of the Executive Vice President and Chief Financial Officer of Company, Employee shall have the right to elect to treat such event as a termination of his employment by Company without Cause with the consequences provided in this Paragraph 6(b). If Employee's employment is terminated by Company without Cause, Employee shall be entitled to receive from Company until the ending date of the period of employment hereunder (determined as provided in Paragraph 6(a) hereof) the salary, benefits and emoluments in effect at the date of such termination, including without limitation, the immediate vesting of any unvested stock options and/or Warrants theretofore granted. Upon the payment of the amounts provided in this Paragraph 6(b), Company shall have no further liability or obligation of any kind or nature whatsoever to Employee under this Agreement. If Company shall be merged, consolidated with another corporation, and/or reorganized, and if as a result of such merger, consolidation or reorganization Employee is not the Executive Vice President and Chief Financial Officer of a unit of the surviving or resulting corporation which encompasses most of the business and operations previously within the jurisdiction of Employee's activities, Employee shall be entitled to terminate his employment upon written notice given to Company by Employee within three (3) months of such merger, consolidation or reorganization, and such termination shall be deemed to be a termination by Company without Cause hereunder. No such termination by Employee shall be effective before forty-five (45) days after the giving of such notice by Employee unless otherwise agreed by Company.

                (c) Key Man Clause. Employee may terminate this Agreement at any time during the first two years of the Term hereunder upon ninety (90) days written notice if Roger Burlage ceases to occupy and discharge both of the offices of Chairman of the Board and Chief Executive Officer of Company, which notice by Employee may be given no later than ninety (90) days after such departure of Roger Burlage. Upon the effective date of such termination by Employee, Company shall be relieved of the obligation to pay or provide salary or other compensation and/or benefits to Employee for any period subsequent to such termination date, but upon such termination Company (i) shall pay to Employee a lump sum payment in an amount equal to nine (9) months salary; (ii) provide Employee any Warrants and/or stock options vested at that time; and
        (iii) shall pay up to but not in excess


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        of the first nine (9) months of so-called COBRA health benefits payments incurred by Employee in continuing his health benefits insurance.

        7. Mitigation. Employee shall have no obligation to seek employment if Employee's employment hereunder is terminated without Cause; provided, however, that Employee agrees that if Employee furnishes his services for other engagements or employment after such termination hereunder, the total compensation actually earned by Employee together with any welfare or other benefits earned by Employee shall reduce any amounts and benefits which Company would otherwise be required to pay or provide to Employee. Employee agrees that he shall give written notice to Company (promptly after accepting employment or furnishing his services after such termination of his employment with Company) of any amounts earned (or to be earned) by Employee and any benefits provided (or to be provided) to Employee pursuant to his new employment agreement.

        8.      Nondisclosure of Confidential Information.

                (a) "Confidential Information" shall include, but not be limited to, all of Company's and its subsidiaries' and affiliates' performance, sales, financial, pricing, cost, manufacturing, contractual and marketing information, ideas, knowledge and data, and all processes, products, formulae, designs, practices, techniques, trade secrets, research, know-how, merchandising agreements, licensing agreements, distribution agreements, customer lists, technical requirements of customers and identity and purchasing terms of suppliers.

                (b) Employee acknowledges that Company, and its subsidiaries and affiliates, have exclusive rights to all of their respective Confidential Information and agrees to assign all rights he might otherwise possess in any Confidential Information to the Company. Except as required in the performance of his duties hereunder, Employee shall not at any time during or after the term of his employment, directly or indirectly use, communicate, disclose or disseminate, lecture upon/publish articles or otherwise put in the public domain, any Confidential Information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to Company, or its subsidiaries or affiliates, or their products, operations and activities until such Confidential Information is disclosed by law or legal process or becomes generally available to the public by independent discovery, development or publication or generally known within the industry other than as a result of


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        Employee's breach hereof.

                (c) All documents, records, notebooks, notes, memoranda, computer records and other repositories of or containing Confidential Information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to Company, or its subsidiaries or affiliates, or to its products, operations and activities made or compiled by Employee at any time or made available to Employee prior to or during the term of his employment by Company, including any and all copies thereof shall be the property of Company, shall be held by Employee in trust solely for the benefit of the Company, and shall be delivered to Company by Employee on the termination of Employee's employment or at any other time on the request of Company.

        9. Warranties/Indemnities. Employee hereby represents and warrants that he: (i) is free to enter into this Agreement and to furnish Company all of the services and grant all of the rights herein set forth; (ii) is in good health and free from any disability or other condition which will or could interfere with the full performance of his obligations hereunder; and (iii) has not made nor will make any commitments or do any acts in conflict with this Agreement or in derogation of Company's rights hereunder. Employee shall defend, indemnify and hold harmless Company and all those claiming under Company from and against any claims, damages, liabilities, costs and expenses (including reasonable attorney's fees and costs, whether or not in connection with litigation) arising out of any breach or default by Employee hereunder. Employee agrees that Company shall have the sole right to control the legal defense against any such claims, demands or litigation, including the right to select counsel of its choice and to compromise or settle any such claims, demands or litigation.


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        10.     Ownership of Properties. Company, as employer, shall own, and
Employee hereby transfers and assigns to Company, all rights in and to any material and/or ideas written, suggested or submitted by Employee during the Term and all other results and proceeds of his services for Company ("Properties"). Company and its licensees and assigns shall have the right to adapt, change, revise, delete from, add to and/or rearrange the Properties or any part thereof written or submitted by Employee and to combine the same with other works to any extent, and to change or substitute the title thereof, and in this connection Employee hereby waives any so-called "moral rights" of authors. Employee agrees to execute and deliver to Company such assignments or other instruments as Company may require from time to time to evidence its ownership of the results and proceeds of Employee's services, failing which Company shall have the irrevocable right to do so as Employee's attorney-in-fact; provided, however, that nothing in this Paragraph 10 shall be deemed in any manner to restrict or qualify Employee's ownership or right to exploit Employee's personal memoirs.

        11. Right to Injunction/Remedies. Employee acknowledges that Company's remedies at law for a breach by him of the provisions of Paragraphs 1, 8 and 10 hereof will be inadequate. Accordingly, in the event of the breach or threatened breach by Employee of any such provisions, Company shall be entitled to seek injunctive relief in addition to any other remedy it may have. In the event of any breach by Company of this Agreement, Employee shall be limited to his remedy at law for damages, if any, and shall not have the right to terminate or rescind this Agreement or in any way to enjoin or restrain the production, distribution, advertising or other exploitation of any motion pictures or other productions, it being specifically agreed that all rights granted and agreed to be granted to Company under this Agreement shall be irrevocably vested in Company and shall not be subject to rescission for any cause.

        12. Assignment. Employee may not assign, transfer or convey this Agreement or any interest therein. This Agreement and all of Company's rights and obligations hereunder may be assigned or transferred by it, in whole but not in part, to and shall be binding upon and inure to the benefit of any successor of Company, but any such assignment shall not relieve Company of any of its obligations. The term successors shall mean only any corporation or other business entity which by merger, consolidation, purchase of assets or otherwise succeeds to or otherwise acquires all or substantially all of the assets of Company; provided that nothing herein shall limit the provisions Paragraph 6(b) hereof.


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        13.     Arbitration.

                (a) Without limiting Company's right to seek injunctive relief as described in Paragraph 11, in the event of a disagreement or dispute between Company and Employee related to this Agreement, the matter will be finally settled in Los Angeles, California by arbitration by a single arbitrator (unless the parties cannot agree on such arbitrator in which case each party will select an arbitrator and the two arbitrators so selected shall select the third arbitrator) in a proceeding conducted under the rules of the American Arbitration Association or any similar successor body, the arbitrator also apportioning the costs of the arbitration. The decision of the arbitrator(s) in writing shall be final and binding upon the parties and will not be subject to appeal. If either party fails to abide by such decision, the other party may seek the order of any federal or state court having jurisdiction thereof which shall enter judgment on the decision of the arbitrator(s), and the party so failing to abide shall be responsible for the payment of the expenses of the court proceeding and all resulting enforcement expenses, including actual attorneys' fees. The parties agree to use their best efforts to complete any arbitration hereunder expeditiously.

                (b) The prevailing party in any arbitration shall be entitled to be reimbursed for attorneys fees and costs in connection with the pursuit of such arbitration, subject to the following limitation: such reimbursement shall not exceed the total attorneys fees and costs incurred by whichever of the two parties to such arbitration has the lesser aggregate attorneys fees and costs. By way of example, if Employee brings an arbitration against Company and Company prevails in such arbitration, (thus entitling Company to reimbursement of attorneys fees and costs), and if Employee's legal fees and costs amount to $50,000 and Company's legal fees and costs amount to $85,000, Company's recovery of legal fees and costs against Employee in such instance shall be limited to $50,000.

        14. Indemnification. Employee shall be entitled to the benefit of indemnification to the fullest extent permitted by applicable law at the time of assertion of any liability against Employee, and, in any event, to the most favorable indemnification provisions or agreements available to any other senior executive of Company. Company represents that it currently has and shall maintain directors' and officers' liability insurance with coverage of at least $5,000,000 and Employee will be covered thereunder.

        15. Notices. All notices hereunder shall be in writing and shall be given either by personal delivery, telegram or telecopy (toll prepaid) or by registered or certified mail (postage


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prepaid) to the appropriate party at the address listed below, and the date of such personal delivery, mailing, telegraphing or telecopying shall be the date of the giving of such notice.

               If to Company:   The Harvey Entertainment Company
                                   1999 Avenue of the Stars
                                   Suite 2050
                                   Los Angeles, California 90067
                                   Attention: Chairman of the Board

               with a copy to:  The Harvey Entertainment Company
                                   1999 Avenue of the Stars
                                   Suite 2050
                                   Los Angeles, California 90067
                                   Attention: Legal Department

               If to Employee:  Ronald B. Cushey
                                   7520 W. 82nd Street
                                   Playa del Rey, California 90293

               with a copy to:  Joseph P. Bartlett, Esq.
                                   Kinsella, Boesch, Fujikawa & Towle, LLP
                                   1901 Avenue of the Stars, 7th Floor
                                   Los Angeles, California 90067

        16.     Miscellaneous.

                (a) In the event there is any conflict between the provisions of this Agreement and any statute, law or regulation, the latter shall prevail; provided, however, that in such event the provision(s) of this Agreement so affected shall be curtailed and limited only to the minimum extent necessary to permit compliance with the minimum mandatory requirement(s) thereof, and no other provision(s) of this Agreement shall be affected thereby, and all such other provisions will continue in full force and effect.

                (b) This Agreement shall be governed by the laws of the State of California applicable to agreements executed and to be wholly performed therein and shall not be modified except by a written document executed by the parties hereto.

                (c) This Agreement expresses the entire understanding of the parties hereto and replaces any and all former agreements, negotiations or understandings, written or oral, relating to the subject matter hereof.

                (d) The remedies herein provided are cumulative and the exercise of one shall not preclude the exercise of any other.


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                (e) No waiver by either party hereto of any failure by the other party to keep or perform any covenant or condition of this Agreement shall be deemed a waiver of any preceding, succeeding or continuing breach of the same, or any other covenant or condition.

                (f) Paragraph headings are for the convenience of the parties only and shall not be used in construing meaning.

                (g) This Agreement shall not be construed to create a joint venture or partnership between the parties, and shall not be interpreted in favor of or against either party on grounds that said party drafted this Agreement.

                (h) This Agreement shall be executed in a number of identical counterparts, each of which shall be construed as an original for all purposes, but all of which taken together shall constitute one and the same Agreement.

        17. This Employment Agreement shall become effective (the "Effective Date") as of April 26, 1999.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYEE                                    THE HARVEY ENTERTAINMENT COMPANY



___________________________________ By: ___________________________________
RONALD B. CUSHEY

Title:_______________________________


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                             SCHEDULE I (RON CUSHEY)


        Employee's right to exercise the Warrants granted pursuant to Paragraph 3 of the Agreement to which this Schedule I is attached shall vest in accordance with the following schedule:


        Length of Employment                 Employee's Warrants that Vest
        --------------------                 -----------------------------
        On signing this Agreement                  40,000

        One year after the Effective Date
        described in Paragraph 17                  20,000

        End of the second year of the Term         10,000

        End of the year of the Term                10,000


        Notwithstanding anything to the contrary herein or in the Warrant Agreement, in the event of the termination of Employee's employment by Company without Cause or as a result of Employee's death or disability during the term of and pursuant to the attached Employment Agreement, all unvested Warrants held individually by Employee shall immediately vest and shall remain exercisable for a period equal to the then balance of the term of the Warrants (i.e., the balance of the six year, seven year or eight year term depending on the relevant Warrants).


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